CHANGE OF CONTROL
SEVERANCE AGREEMENT
THIS AGREEMENT is entered into and effective as of the IPO Date, by and between SCOTT BAILEY (the “Executive”) and SYNACOR, INC., a Delaware corporation (the “Company”). All terms will be as defined in this Agreement.
1.Severance Benefits.
(a)    Cash Severance. Subject to the Executive signing the release described in section 1(d) and such release becoming effective, in the event that the Company experiences a Change of Control during the Executive’s employment with the Company and the Executive is subject to an Involuntary Termination in connection with or within twelve (12) months following such Change of Control, then the Company shall pay the Executive a total amount equal to (a) the Executive’s annual base salary plus (b) the Executive’s annual target bonus amount. Such annual base salary shall be paid at the rate in effect at the time of the termination of employment and in approximately equal installments over the twelve (12) months following the date of the Executive’s termination in accordance with the Company’s standard payroll procedures. Both the base salary continuation payments and annual target bonus payments will commence within 60 days after the date of termination and, once they commence, will include any unpaid amounts accrued from the date of termination. However if such 60-day period spans two calendar years, then the payments will in any event begin in the second calendar year.
(b)    COBRA Premiums. The Executive will receive information about the Executive’s right to continue his or her group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the effective date of the Involuntary Termination. In order to continue the Executive’s coverage, the Executive must timely file the required election form. In the event that the Company experiences a Change of Control during the Executive’s employment with the Company and the Executive is subject to an Involuntary Termination in connection with or within twelve (12) months following such Change of Control, the Company will pay the Executive an additional amount during the twelve (12) months following the Change of Control, paid in approximately equal installments and in accordance with the Company’s standard payroll procedures, equal to 100% of the cost of insurance premiums for group medical and dental coverage under the Company’s group health plan during such twelve (12) month period for the Executive (and, if applicable, the Executive’s spouse and other dependents) at the same level of coverage as on the date the Executive’s employment terminates, using the rates that are then in effect (the “Additional Payments”). The Additional Payments shall be paid at the same

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time and in the same manner as the Cash Severance described in Section 1(a) above. The Additional Payments may be used by the Executive for any purpose, including but not limited to the purchase of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
(c)    Vesting Acceleration. In the event that the Company experiences a Change of Control during the Executive’s service with the Company and the Executive is subject to an Involuntary Termination in connection with or within twelve (12) months following such Change of Control, then the Executive will become vested in an additional number of unvested shares of the Company’s Common Stock, Company options or other Company equity that have been granted to the Executive, as applicable, as if the Executive provided another twelve (12) months of service with the Company following the effective date of the Involuntary Termination. In no event will the Executive become vested in more Company equity than was originally issued or granted to the Executive.
(d)    General Release. Any other provision of this Agreement notwithstanding, Subsections (a), (b) and (c) above shall not apply unless the Executive (i) has returned all Company property in the Executive’s possession, (ii) has executed a general release of all claims that the Executive may have against the Company or persons affiliated with the Company and (iii) has resigned from the Company’s Board of Directors (the “Board”) or the board of directors of any of the Company’s subsidiaries, to the extent applicable. The release must be in the form prescribed by the Company, without alterations. The Company will deliver the form to the Executive within 30 days after the Executive’s employment terminates. The Executive must execute the release within the period set forth in the prescribed form, which period shall not be greater than 60 days after the Executive’s employment terminates. If the Executive fails to return the release on or before the deadline prescribed by the Company, or if the Executive revokes the release, then the Executive will not be entitled to the benefits described in Sections 1(a), 1(b) or 1(c) above.
(e)    Section 409A. It is the intention of the parties that this Agreement comply with and be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the United States Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). Each payment in a series of payments provided to the Executive pursuant to this Agreement will be deemed a separate payment for purposes of Section 409A. If any amount payable under this Agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account the short-term deferral exception and the involuntary separation pay exceptions of the regulations promulgated under Section 409A which are hereby incorporated by reference), such amount shall not be paid unless and until the Executive’s termination of employment also constitutes a “separation from service” from the Company for purposes of Section 409A. In the event that the Executive has been determined by the Company to be a “specified employee” for

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purposes of Section 409A at the time of the Executive’s separation from service with the Company, any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to the Executive during the first six (6) months following the Executive’s separation from service shall be delayed and paid in a lump sum upon the earlier of (x) the Executive’s date of death, or (y) the first day of the seventh month following the Executive’s separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent any expense, reimbursement or in-kind benefit provided to the Executive constitutes nonqualified deferred compensation for purposes of Section 409A, (i) the amount of any expense eligible for reimbursement or the provision of any in-kind benefit with respect to any calendar year shall not affect the amount of expense eligible for reimbursement or the amount of in-kind benefit provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be subject to liquidation for any other benefit.
(f)    Non-competition. For the period of 12 months immediately following the effective date of the Involuntary Termination, the Executive will not directly or indirectly act in Any Capacity (as defined herein) in or with respect to any commercial activity which competes or is reasonably likely to compete with any business that the Company conducts, or demonstrably anticipates conducting, at any time during the Executive’s employment with the Company (a “Competing Business”) if the Competing Business is located within the State of New York, the rest of the United States, or anywhere else in the world. “Any Capacity” includes, without limitation, to (i) be an owner, founder, shareholder, partner, member, advisor, director, consultant, contractor, agent, employee, affiliate or co-venturer, (ii) otherwise invest, engage or participate in, (iii) be compensated by or (iv) prepare to be or do any of the foregoing or assist any third party to do so; provided, Any Capacity will not include being a holder of less than one percent (1%) of the outstanding equity of a public company.
2.    Definitions.
(a)    Definition of “Cause.” For all purposes under this Agreement, “Cause” means: (i) the Executive’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) the Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by the Executive of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) the Executive’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether the

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Executive is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Executive. The foregoing definition does not in any way limit the Company’s ability to terminate the Executive’s employment at any time, with or without Cause or notice.
(b)    Definition of “Change of Control.” For all purposes under this Agreement, “Change of Control” shall mean:
(i)    The consummation of any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction;
(ii)    The sale, transfer or other disposition of all or substantially all of the Company’s assets;
(iii)    A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(A)     Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or
(B)     Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (B); or
(iv)    Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (iv), the term

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“person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.
A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(c)    Definition of “Involuntary Termination.” For all purposes under this Agreement, “Involuntary Termination” means termination of the Executive’s service to the Company under the following circumstances: (i) termination without Cause by the Company; or (ii) voluntary termination by the Executive within 60 days following (A) a material reduction in the Executive’s job responsibilities, provided that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control shall constitute a material reduction in job responsibilities; (B) relocation by the Company of the Executive’s work site to a facility or location more than 50 miles from the Executive’s principal work site for the Company at the time of the Change of Control; or (C) a reduction in the Executive’s then-current base salary by at least 10%, provided that an across-the-board reduction in the salary level of all other employees in positions similar to the Executive’s by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction. Prior to a voluntary termination as defined in this Subsection, the Executive must provide the Company with written notice within fifteen (15) days of the initial existence of (A), (B) or (C) above and the Company will have 30 days after its receipt of such written notice to cure (A), (B) or (C).
(d)    Definition of “IPO Date.” For all purposes under this Agreement, “IPO Date” means the effective date of the registration statement filed by the Company with the Securities and Exchange Commission for its initial offering of its Common Stock to the public.
3.    Successors.
(a)    Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to

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perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.
(b)    Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
4.    Miscellaneous Provisions.
(a)    Other Severance Arrangements. In the event that the Executive is eligible to receive severance benefits under this Agreement and another agreement between the Executive and the Company (each, an “Alternative Agreement”), the Executive will be entitled to the severance benefits under this Agreement or the Alternative Agreement, whichever provides the greatest benefits to the Executive with respect to each type of severance benefit, such as cash payments, COBRA premiums and vesting acceleration. In no event shall the Executive be entitled to severance benefits under both this Agreement and an Alternative Agreement with respect to the same type of severance benefit. For example, if an event occurred that triggered the severance benefits under this Agreement and full vesting acceleration under the Executive’s stock option agreement, then the Executive would still receive the benefits described in Sections 1(a) and 1(b) of this Agreement and the full vesting acceleration under the Executive’s stock option agreement. For the avoidance of doubt, if an event triggered the severance benefits under this Agreement and an Alternative Agreement that provided for six months of base salary as a severance benefit, then the Executive would be entitled to the cash payments under Sections 1(a) and 1(b) of this Agreement but not the six months of base salary under the Alternative Agreement because with respect to cash payments, this Agreement provided greater benefits.
(b)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(c)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement

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by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(d)    Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(e)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(f)    No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.
(g)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York (other than their choice-of-law provisions).

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Scott Bailey
Scott Bailey

SYNACOR, INC.
/s/ Julia Culkin-Jacobia         By: Julia Culkin-Jacobia
Title: Vice President, Administration

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